Exhibit 99.1

Havertys Reports Third Quarter 2021 Results

Atlanta, Georgia, October 28, 2021 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the third quarter ended September 30, 2021.

Third quarter 2021 versus third quarter 2020:
•	Diluted earnings per common share (“EPS”) of $1.31 versus $0.97.
•	Sales increased 19.7% to $260.4 million for 2021 compared to $217.5 million for 2020. Comparable store sales increased 17.7%. Sales for 2021 increased 24.4% compared to $209.3 million for 2019.
Clarence H. Smith, chairman and CEO, said, “We are pleased to report another quarter of outstanding results of both top line growth and operating margin expansion. The fluctuations in product and freight costs, supply chain disruptions, and staffing in key areas has challenged our teams. This quarter's performance was hard earned and I'm proud of our people as they continue to exemplify our key values of dedication to serving the customer, integrity, and teamwork.

“Merchandise availability and costs remain a key issue across the industry. Our domestic vendors are beginning to return to normal production levels as flow of their raw materials improves. The factories in Vietnam which closed in July are beginning to reopen at varying levels of capacity. We had product in transit and awaiting shipment prior to the closures which will provide some relief but the shutdown will likely impact availability in the latter part of the fourth quarter and into the first quarter of 2022.

“Our ability to let customers shop on their terms, either in store or online, and our free in‑home design services are a part of our success and helps set us apart from our competition. We believe the home will remain a high priority for people, and buoyed by the macro environment, our position in strong markets and strategies for growth will provide momentum into the future.”

NEWS RELEASE
October 28, 2021

Key Results
(amounts in millions, except per share amounts)

	Three months ended September 30,				Nine months ended September 30,
	2021	% of Net Sales	2020	% of Net Sales	2021	% of Net Sales	2020		% of Net Sales
Sales	$260.4	100.0%	$217.5	100.0%	$746.9	100.0%	$506.9		100.0%
Gross Profit	$148.0	56.8%	$122.2	56.2%	$424.5	56.8%	$281.4		55.5%

SG&A
Variable	$43.7	16.8%	$37.7	17.3%	$126.4	16.9%	$93.7		18.5%
Fixed	$72.4	27.8%	$62.4	28.7%	$211.9	28.4%	176.6		34.8%
Total SG&A	$116.1	44.6%	$100.1	46.0%	$338.3	45.3%	$270.3		53.3%
Pre-tax earnings (adjusted for gain on sale-leaseback*)	$31.9	12.3%	$24.5	11.3%	$86.4	11.6%	$13.9	*	2.7%
Adjusted EPS	$1.31		$0.97		$3.55		$0.53	*

Third Quarter ended September 30, 2021 Compared to Same Period of 2020

•	Total sales up 19.7%, comp-store sales up 17.7% for the quarter. Total written business was up 2.0% for the quarter.
•	Gross profit margins increased 60 basis points to 56.8% in 2021 from 56.2% for the same period of 2020 due to pricing discipline partially offset by a larger charge for our LIFO reserve.
•	SG&A expenses decreased to 44.6% of sales from 46.0% and SG&A dollars increased approximately $16.0 million. The primary drivers of this change are:
o	Sales growth in 2021 and leveraging of expenses and the measures taken as part of our business continuity plan.
o	Increase of $2.7 million in selling expenses due to sales growth.
o	Increase of $1.7 million in advertising and marketing spend.
o	Increase in delivery costs of $2.2 million due to sales growth.
o	Increase in warehousing costs of $4.3 million due to higher salaries and demurrage fees.

Balance Sheet and YTD Cash Flow

•	Cash and cash equivalents at September 30, 2021 are $232.4 million.
•
Generated $89.0 million in cash from operating activities driven by a solid performance, a $34.0 million increase in customer deposits from written orders, offset by funding of a $29.1 million increase in inventories.

•	Capital expenditures of $28.1 million which included purchase of leased Virginia home delivery center which was part of May 2020 sale leaseback.
•	Paid $13.0 million in quarterly cash dividends.
•	Repurchased $19.5 million of common stock.
•	No funded debt.

NEWS RELEASE
October 28, 2021

Expectations and Other

•
Our written business for the fourth quarter to date of 2021 is down approximately 3.5% versus the same period last year and up 20.9% over 2019. The written business for the third and fourth quarters of 2020 were up 22.8% and 16.7%, respectively, over 2019. Our delivered sales for the fourth quarter to date of 2021 are up approximately 17.5% versus the same period last year and up 41.5% over 2019. Delivered sales for the third and fourth quarters of 2020 were up 3.9% and 12.9%, respectively, over 2019.

•
We expect gross profit margins for 2021 will be between 56.5% to 56.8%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2021 are expected to be in the $278.0 to $281.0 million range, an increase over our previous 2021 estimate due to rising warehouse, compensation, and benefit costs. Variable SG&A expenses for the full year of 2021 are anticipated to be in the 17.0% to 17.3% range.

•	Our effective tax rate for 2021 is expected to be 24.0% excluding the impact from the vesting of stock-based awards and potential new tax legislation.
•
Planned capital expenditures for 2021 are approximately $37.0 million which include amounts for a store which opened in February in Myrtle Beach, S.C., a new market for Havertys, the opening in August of a new store in The Villages, Fla., and the addition of a new store scheduled to open in January 2022 in Austin, TX. We closed one store in the third quarter of 2021 and retail square footage is expected to be flat versus 2020. Capital expenditures include amounts for the purchase in the third quarter of 2021 of a store and a home delivery center, previously under lease. We are also investing in new information technology in support of our website and operations.

•
Our suppliers paused their manufacturing operations in Vietnam in July due to COVID-19. They began reopening in mid-October and are operating at various levels of capacity. These closures may impact our merchandise available for delivery in future quarters.

NEWS RELEASE
October 28, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$260,378	$217,513	$746,858	$506,913
Cost of goods sold	112,375	95,336	322,320	225,537
Gross profit	148,003	122,177	424,538	281,376

Expenses:
Selling, general and administrative	116,156	100,097	338,315	270,281
Other expense (income), net	2	(2,401)	(40)	(34,298)
Total expenses	116,158	97,696	338,275	235,983

Income before interest and income taxes	31,845	24,481	86,263	45,393
Interest income, net	58	51	173	64

Income before income taxes	31,903	24,532	86,436	45,457
Income tax expense	7,670	6,271	19,939	11,737
Net income	$24,233	$18,261	$66,497	$33,720

Diluted earnings per share:
Common Stock	$1.31	$0.97	$3.55	$1.77
Class A Common Stock	$1.25	$0.93	$3.38	$1.70

Diluted weighted average shares outstanding:
Common Stock	18,562	18,864	18,712	19,038
Class A Common Stock	1,290	1,526	1,344	1,530

Cash dividends per share:
Common Stock	$0.25	$0.20	$0.72	$0.55
Class A Common Stock	$0.23	$0.19	$0.65	$0.52

NEWS RELEASE
October 28, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands– Unaudited)

	September 30, 2021	December 31, 2020	September 30, 2020

ASSETS
Current assets
Cash and cash equivalents	$225,674	$200,058	$211,849
Restricted cash and cash equivalents	6,716	6,713	6,713
Inventories	118,961	89,908	90,943
Prepaid expenses	13,729	9,580	9,996
Other current assets	13,441	9,985	11,475
Total current assets	378,521	316,244	330,976
Property and equipment, net	124,795	108,366	109,663
Right-of-use lease assets	229,975	228,749	235,778
Deferred income taxes	18,120	15,814	12,523
Other assets	12,349	11,199	10,485
Total assets	$763,760	$680,372	$699,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$34,663	$31,429	$27,110
Customer deposits	120,149	86,183	88,408
Accrued liabilities	56,880	52,963	53,866
Current lease liabilities	34,108	33,466	32,685
Total current liabilities	245,800	204,041	202,069
Noncurrent lease liabilities	203,935	200,200	207,780
Other liabilities	22,484	23,164	22,199
Total liabilities	472,219	427,405	432,048

Stockholders’ equity	291,541	252,967	267,377
Total liabilities and stockholders’ equity	$763,760	$680,372	$699,425

NEWS RELEASE
October 28, 2021

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands– Unaudited)

	Nine Months Ended September 30,
	2021	2020

Cash Flows from Operating Activities:
Net income	$66,497	$33,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,099	13,959
Share-based compensation expense	6,456	3,362
Gain from sale of land, property and equipment	(74)	(34,202)
Other	(1,484)	1,259
Changes in operating assets and liabilities:
Inventories	(29,053)	13,873
Customer deposits	33,966	58,287
Operating lease assets and liabilities, net	3,151	1,156
Other assets and liabilities	(9,239)	(4,997)
Accounts payable and accrued liabilities	6,679	13,404
Net cash provided by operating activities	88,998	99,821

Cash Flows from Investing Activities:
Capital expenditures	(28,060)	(7,205)
Proceeds from sale of property and equipment	78	74,399
Net cash (used in) provided by investing activities	(27,982)	67,194

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit facilities	—	43,800
Payments of borrowings under revolving credit facilities	—	(43,800)
Net change in borrowings under revolving credit facilities	—	—

Dividends paid	(13,010)	(10,271)
Common stock repurchased	(19,493)	(19,708)
Other	(2,894)	(876)
Net cash used in financing activities	(35,397)	(30,855)
Increase in cash, cash equivalents and restricted cash equivalents during the period	25,619	136,160
Cash, cash equivalents and restricted cash equivalents at beginning of period	206,771	82,402
Cash, cash equivalents and restricted cash equivalents at end of period	$232,390	$218,562

NEWS RELEASE
October 28, 2021

Adjusted EPS and Pre-tax earnings as adjusted
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what we consider Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the nine months ended September 30, 2020 by adjusting EPS for a sale-leaseback transaction. There were no such adjustments in the comparable period of 2021.

YTD September 30, 2020
Diluted earnings per share:
Reported EPS	$1.77

Adjustments:
Gain from sale-leaseback transaction: pre-tax	(1.66)
Tax impact of gain(1)	0.42
Net adjustment	(1.24)

Adjusted EPS	$0.53
(1)	Calculated based on nature of item and rates applied.

YTD September 30, 2020
Pre-tax earnings: (Dollars in millions)
Income before income taxes, as reported	$45.5

Adjustments:
Gain from sale-leaseback transaction	(31.6)

Pre-tax earnings, as adjusted	$13.9

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

NEWS RELEASE
October 28, 2021

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on October 29, 2021 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through November 8, 2021. The number to access the telephone playback is 1-888-203-1112 (access code: 7628032).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2021, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID‑19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and

NEWS RELEASE
October 28, 2021

international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys